Exhibit 5.1

June 23, 2017

AV Homes, Inc.

8601 N. Scottsdale Road, Suite 225

Scottsdale, AZ 85253

Re:	AV Homes, Inc.

Registration Statement on Form S-4

Ladies/Gentlemen:

At your request, we have examined the Registration Statement on Form S-4 (the “Registration Statement”) of AV Homes, Inc., a Delaware corporation (the “Company”), and certain of its direct and indirect subsidiaries (the “Subsidiary Guarantors”) listed therein, which you have filed with the Securities and Exchange Commission on June 23, 2017 in connection with the exchange of $400,000,000 principal amount of the Company’s 6.625% Senior Secured Notes due 2022 (the “Notes”) for $400,000,000 principal amount of its outstanding 6.625% Senior Secured Notes due 2022 (the “Old Notes”). The Notes will be issued pursuant to an Indenture (the “Indenture”) dated as of May 18, 2017 among the Company, each Subsidiary Guarantor and the Trustee named therein, and will be guaranteed by such Subsidiary Guarantors pursuant to the guarantees as set forth therein (the “Guarantees”).

We have examined such matters of fact and questions of law as we have considered appropriate for purposes of this opinion. We have examined, among other things, the terms of the Notes and the Indenture, including the Guarantees.

Based on the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. When duly executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and will be entitled to the benefits of the Indenture.

2. When the Notes are executed and authenticated as contemplated by the Indenture and delivered to the holders of the Old Notes in exchange for the Old Notes as contemplated by the Registration Statement, the Guarantees endorsed thereon will be entitled to the benefits of the Indenture and will be valid and binding obligations of the Subsidiary Guarantors, enforceable in accordance with their terms.

AV Homes, Inc.

and the Subsidiary Guarantors

June 23, 2017

The opinions expressed herein are subject to the following qualifications, assumptions and limitations:

(a) In connection with rendering the opinions set forth herein, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies thereof, and the authenticity of the originals of such latter documents.

(b) The opinions set forth herein may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

(c) Enforcement of the rights and remedies granted under the Notes and the Indenture may be limited by general principles of equity (including, without limitation, unconscionability), regardless of whether such enforcement is considered in a proceeding in equity or at law, and in this regard we have assumed that the holders of such rights and remedies will exercise them only in good faith and under circumstances and in a manner which are commercially reasonable.

(d) We have assumed that each party to the Notes and the Indenture (other than the Company and the Subsidiary Guarantors) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce such documents against the Company and the Subsidiary Guarantors.

(e) In rendering the opinions set forth herein, we have assumed that (i) the Indenture has been duly authorized, executed and delivered by the Trustee and that the Trustee has the power and authority to enter into and perform the Indenture and (ii) the Indenture is valid and binding upon the Trustee.

(f) We are opining herein as to the effect of the laws of the State of New York, the Delaware General Corporation Law, the Delaware Limited Liability Company Act (and the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such law), and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. Various matters concerning the laws of the States of Arizona and Florida, and North Carolina are addressed in the letters of Melisa Boross Konderik, Vice President and Assistant General Counsel of the Company, and Troutman Sanders LLP, respectively, which have been separately provided to you. We express no opinion with respect to those matters herein, and, to the extent elements of those opinions are necessary to the conclusions expressed herein, we have, with your consent, assumed such matters. We have assumed that the choice of law to govern the Indenture and the Notes will be upheld.

AV Homes, Inc.

and the Subsidiary Guarantors

June 23, 2017

(g) Our opinions set forth in this letter are based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinions herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof.

(h) This opinion is directed to you, and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent; provided, however, we consent to your filing this opinion as an exhibit to the Registration Statement. By so consenting, we do not imply or admit that we are “experts” within the meaning of the Securities Act of 1933, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to the Registration Statement, including this exhibit.

Very truly yours,

Faegre Baker Daniels LLP

By:	/s/ Michael K. Coddington
Michael K. Coddington